As filed with the Securities and Exchange Commission on August 14, 2008	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

AIRSPAN NETWORKS INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	75-2743995 (I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310
Boca Raton, FL 33431
(Address of principal executive offices,
including zip code)

AIRSPAN NETWORKS INC. OMNIBUS EQUITY COMPENSATION PLAN
(Full title of the plan)

David Brant
Chief Financial Officer
Airspan Networks Inc.
777 Yamato Road, Suite 310
Boca Raton, FL 33431
(561) 893-8670
(Name, address and telephone number including area code, of agent for service

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.03 per share	4,500,000 shares	$0.51	$2,295,000	$90.19

(1)
An aggregate of 9,500,000 shares may be issued pursuant to the Airspan Networks Inc. Omnibus Equity Compensation Plan, as 5,000,000 shares were registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 24, 2004 (Registration No. 333-115788) and 4,500,000 shares are being registered on this Registration Statement on Form S-8.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that become issuable under the Airspan Networks Inc. Omnibus Equity Compensation Plan pursuant to its antidilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the average of the high and low prices of Airspan Networks Inc. common stock as reported on the NASDAQ Stock Market on August 11, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (the “SEC”) by Airspan Networks Inc. (“Airspan” or the “Company”), are incorporated by reference in this registration statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 29, 2008 and March 30, 2008;

(c)
the Company’s Current Reports on Form 8-K filed with the SEC on April 28, 2008; April 16, 2008 (solely with regard to Item 8.01); February 29, 2008; February 27, 2008 (solely with regard to Item 8.01) and February 1, 2008; and

(b)
The description of the Company’s common stock and preferred stock purchase rights contained in any registration statement or report filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

You may request a copy of this registration statement and any document incorporated by reference herein at no cost, by writing us at the following address:

Airspan Networks Inc.
777 Yamato Road, Suite 310
Boca Raton, FL 33431
Attention: Airspan Shareholder Services

You should rely only on the information contained or incorporated by reference in this registration statement and the applicable prospectus. The Company has not authorized anyone else to provide you with different information

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 23B.08.510 of the Washington Business Corporation Act authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

The Company’s Amended and Restated Articles of Incorporation require indemnification of the Company’s officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors’ and officers’ liability insurance.

The Company’s Amended and Restated Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company and advance expenses to each of our currently acting and former directors, subject to certain exceptions in our Amended and Restated Bylaws. In addition, the Company’s Amended and Restated Articles of Incorporation contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of conduct as a director. Under Washington law, Section 23B.08.320 eliminates the liability of a director for his or her conduct, but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

The Company’s Amended and Restated Articles of Incorporation further provide that the indemnification provided therein is not exclusive, and provide that in the event that the Washington Business Corporation Act is amended to expand the indemnification permitted to directors or officers, the Company must indemnify those persons to the full extent permitted by such law, as so amended.

Directors and officers of the Company are insured, at the expense of the Company, against certain liabilities which might arise out of their employment and which might not be indemnified or indemnifiable under our Amended and Restated Bylaws. The primary coverage is provided by a Directors and Officers Liability Insurance Policy in customary form. No deductibles or retentions apply to individual directors or officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation (1)

4.2	Articles of Amendment to the Articles of Incorporation (2)

4.3	Articles of Amendment to the Articles of Incorporation (3)

4.4	Amended and Restated Bylaws of Airspan (4)

5.1	Opinion of Dorsey & Whitney LLP *

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP *

24.1	Power of Attorney (See Page II-5 of this Registration Statement)

*	Filed herewith.
(1)	Incorporated by reference to Airspan’s Form 10-Q for the quarter ended April 4, 2004
(2)	Incorporated by reference to Airspan’s report on Form 8-K filed on September 15, 2004
(3)	Incorporated by reference to Airspan’s report on Form 8-K filed on September 26, 2006
(4)	Incorporated by reference to Airspan’s Form 10-K for the year ended December 31, 2006

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on August 11, 2008.

AIRSPAN NETWORKS INC.

By:	/s/ Eric D. Stonestrom
Name:	Eric D. Stonestrom
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below constitutes and appoints Eric D. Stonestrom, David Brant and Matthew J. Desch, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Eric D. Stonestrom
Eric D. Stonestrom	President, Chief Executive Officer and Director (principal executive officer)	August 11, 2008

/s/ David Brant
David Brant	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 14, 2008

/s/ Matthew J. Desch
Matthew J. Desch	Chairman of the Board of Directors	August 14, 2008

/s/ Julianne M. Biagini
Julianne M. Biagini	Director	August 14, 2008

/s/ Bandel L. Carano
Bandel L. Carano	Director	August 14, 2008

Signature	Title	Date

/s/ Michael T. Flynn
Michael T. Flynn	Director	August 14, 2008

/s/ Frederick R. Fromm
Frederick R. Fromm	Director	August 4, 2008

/s/ Guillermo Heredia
Guillermo Heredia	Director	August 4, 2008

/s/ Thomas S. Huseby
Thomas S. Huseby	Director	August 14, 2008

/s/ David A. Twyver
David A. Twyver	Director	August 14, 2008

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation (1)

4.2	Articles of Amendment to the Articles of Incorporation (2)

4.3	Articles of Amendment to the Articles of Incorporation (3)

4.4	Amended and Restated Bylaws of Airspan (4)

5.1	Opinion of Dorsey & Whitney LLP *

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP *

24.1	Power of Attorney (See Page II-5 of this Registration Statement)

*	Filed herewith.
(1)	Incorporated by reference to Airspan’s Form 10-Q for the quarter ended April 4, 2004
(2)	Incorporated by reference to Airspan’s report on Form 8-K filed on September 15, 2004
(3)	Incorporated by reference to Airspan’s report on Form 8-K filed on September 26, 2006
(4)	Incorporated by reference to Airspan’s Form 10-K for the year ended December 31, 2006